                                                                     Exhibit 3.1


Ss. 178.50,
180.0124,                      State of Wisconsin
181.0124 &            DEPARTMENT OF FINANCIAL INSTITUTIONS                [SEAL]
183.0122           Division of Corporate & Consumer Services
Wis. Stats.
                             ARTICLES OF CORRECTION

1. Neenah Foundry Company
   -----------------------------------------------------------------------------
   (Name of the corporation, limited liability company, or limited liability partnership BEFORE any correction that may be affected by these articles of correction)

2. Amended and Restated Cert. of Incorporation   filed with the Department of
   ---------------------------------------------
              (Describe the document)

Financial Institutions on October 8, 2003   (date) was
                          ------------------

[X] Incorrect at the time of filing (Complete items 1, {
                                     2, 3, 4 & 6)      {
                                                       {
[ ] Defectively executed (Complete items 1, 2, 3 & 5)  {(x) Check any that apply
                                                       {
[ ] Defective in attestation, seal, verification or    {
    acknowledgment (Complete items 1, 2, 3 & 6)        {

3. Describe the defect(s): (Specify the incorrect statement and the reason why it is incorrect, or the manner in which the execution is defective.)

Article Six refers to the laws of the State of Delaware, which is incorrect since Neenah Foundry Company is a Wisconsin corporation.

[STAMP:                                                  [STAMP:
  RECEIVED - DEPT OF                                        STATE OF WISCONSIN
FINANCIAL INSTITUTIONS                                            FILED
  STATE OF WISCONSIN                                           DEC 11 2003
                                                              DEPARTMENT OF
  03 DEC 10  PM 2:22]                                    FINANCIAL INSTITUTIONS]

4. Enter the statement in its corrected condition:

The first sentence in Article Six should read as follows:

"To the fullest extent permitted by the Business Corporation Law of the State of Wisconsin as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty at a director."



--------------------------------------------------------------------------------
FILING FEE - Business corporation, limited liability company or limited liability partnership - $40.00; Nonstock (including non-profit) corporation - $10.00. See instructions, suggestions and procedures on following pages.

DFI/CORP/53(R02-10-03) Use of this form is voluntary.                     1 of 4

5. Make the corrected execution:

Executed on __/__/________                       _______________________
                   (Date)                              (Signature)

Select and mark (X) below the appropriate title  _______________________
of the person executing the document.                (Printed name)

For a corporation                                For a limited liability company
Title: [ ] President  [ ] Secretary              Title: [ ] Member OR
or other officer title _______________                  [ ] Manager

For a limited liability partnership
Title: [ ] Partner



6. Executed on 12/05/03                           /s/ Gary LaChey
               ________                         ________________________
                (Date)                                (Signature)

Select and mark (X) below the appropriate title  Gary LaChey
of the person executing the document.           ________________________
                                                     (Printed name)

For a corporation                               For a limited liability company
Title: [ ] President  [ ] Secretary             Title: [ ] Member OR
or other officer title Corporate V.P. Finance          [ ] Manager
                       ______________________

For a limited liability partnership
Title: [ ] Partner


This document was drafted by    Cindy R. Reilly
                             ___________________________________________________
                              (Name the individual who drafted the document)

DFI/CORP/53(R02-10-03)                                                    2 of 4

                              AMENDED AND RESTATED         STATE OF WISCONSIN
FINANCIAL INSTITUTIONS                                           FILED
  STATE OF WISCONSIN      CERTIFICATE OF INCORPORATION
                                                             OCTOBER 9, 2003
   03 OCT 8 PM 3:14                   OF
                                                              DEPARTMENT OF
                             NEENAH FOUNDRY COMPANY       FINANCIAL INSTITUTIONS



         (Under Section 180.1008 of the Business Corporation Law of the
                              State of Wisconsin)



         The undersigned, being a duly elected officer of Neenah Foundry Company, a corporation organized and existing under and by virtue of the Business Corporation Law of the State of Wisconsin (the "Corporation"), does hereby certify as follows:

         1. That the Corporation filed its original Articles of Incorporation with the Wisconsin Secretary of State on February 23, 1987 (the "Certificate").

         2. That the Corporation filed a voluntary petition under chapter 11 of title 11 of the United States Code, as amended with the Bankruptcy Court of Delaware on August 5, 2003, and that this Certificate is being filed pursuant to Section 180.1008 of the Business Corporation Law of the State of Wisconsin and shall become effective pursuant to the Prepackaged Joint Plan of Reorganization of ACP Holding Company, NFC Castings, Inc., Neenah Foundry Company and certain of its subsidiaries filed with the Delaware Bankruptcy Court on August 5, 2003, and amended on September 17, 2003, without further action by the board of directors or shareholders of the Corporation pursuant to the Bankruptcy Court Confirmation Order dated September 25, 2003. The Corporation's Certificate is restated in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the "Restated Certificate").

         3. That the Bankruptcy Court of Delaware has jurisdiction of the bankruptcy proceedings under chapter 11 of title 11 of the United States Code, as amended.

                                                            STATE OF WISCONSIN
                                                                   FILED
                                                          ----------------------
                                                                OCT-9 2003
                                                          ----------------------
                                                              DEPARTMENT OF
                                                          FINANCIAL INSTITUTIONS



                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             NEENAH FOUNDRY COMPANY

     The following Amended and Restated Articles of Incorporation duly adopted pursuant to the authority and provisions of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes ("WBCL"), supersede and take the place of the existing articles of incorporation and any amendments thereto.

                                  ARTICLE ONE

     The name of the corporation is Neenah Foundry Company (hereinafter called the "Corporation").

                                  ARTICLE TWO

     The purpose for which the Corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the WBCL, chapter 180 of the Wisconsin Statutes.

                                 ARTICLE THREE

     The total number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares, all of which shall be shares of Class A Common Stock, with a par value of $100.00(One Hundred) per share.

                                  ARTICLE FOUR

     The number of the board of directors shall be fixed by or in the manner provided in the Bylaws.

                                  ARTICLE FIVE

     The address of the Corporation's registered office in the state of Wisconsin is 25 West Main Street, Madison, Wisconsin 53703. The name of its registered agent at such address is CSC-Lawyers Incorporating Service Company.

                                  ARTICLE SIX

     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE SIX shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                 ARTICLE SEVEN

          The Corporation shall not issue nonvoting equity securities.

                                 ARTICLE EIGHT

          The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Wisconsin, and all rights conferred upon stockholders and directors are granted subject to such reservation.

                                *    *    *    *

     IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Articles of Incorporation of the Corporation pursuant to the Business Corporation Law of the State of Wisconsin, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate this 8th day of October, 2003.



                                       By: /s/ Gary W. LaChey
                                          -------------------------------------
                                           Gary W. LaChey
                                           Chief Financial Officer,
                                           Vice President - Finance,
                                           Treasurer and Secretary


                                                            STATE OF WISCONSIN
                                                                  FILED

                                                                OCT 9 2003

                                                              DEPARTMENT OF
                                                          FINANCIAL INSTITUTIONS

  RECEIVED - DEPT OF                                   CERTIFIED:
FINANCIAL INSTITUTIONS                                 AS A TRUE COPY:
  STATE OF WISCONSIN                                           ATTEST: 9/26/03
                                                           DAVID D. BIRD, CLERK
 03 OCT - 8 PM 3:14                                        U.S. BANKRUPTCY COURT

                                                       BY: /s/ Lillie Lewis
                                                           ---------------------
                                                                Deputy Clerk

                     IN THE UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                             ) Chapter 11
                                   )
ACP Holding Company, et. al.,(1)   ) Case No. 03-12414 (PJW)
                                   ) (Jointly Administered)
                                   )
                    Debtors.       )  RELATED DOCKET NO. 137

               ORDER CONFIRMING AMENDED PREPACKAGED JOINT PLAN OF
           REORGANIZATION OF ACP HOLDING COMPANY, NFC CASTINGS, INC.,
             NEENAH FOUNDRY COMPANY AND CERTAIN OF ITS SUBSIDIARIES
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                    ---------------------------------------

          The above-captioned debtors and debtors in possession (collectively, the "Debtors") having filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (as amended, the "Bankruptcy Code") on August 5, 2003 (the "Petition Date"); the Debtors having filed on the Petition Date the Prepackaged Joint Plan of Reorganization of ACP Holding Company, NFC Castings, Inc., Neenah Foundry Company and Certain of its Subsidiaries Under Chapter 11 of the Bankruptcy Code (the "Original Plan") and the Disclosure Statement dated as of July 1, 2003(2); the Debtors having distributed the Original Plan and the Disclosure Statement to all Holders of Impaired Claims against the Debtors, together with a solicitation of votes to accept or reject the Plan, beginning on or about July 2, 2003; the Affidavit

----------------------
(1) The Debtors consist of the following entities: ACP Holding Company, NFC Castings, Inc., Neenah Foundry Company, Cast Alloys, Inc., Neenah Transport, Inc., Advanced Cast Products, Inc., Gregg Industries, Inc., Mercer Forge Corporation, Deeter Foundry, Inc., Dalton Corporation, Belcher Corporation, Peerless Corporation, A&M Specialties, Inc., Dalton Corporation, Warsaw Manufacturing Facility, Dalton Corporation, Ashland Manufacturing Facility, Dalton Corporation, Kendallville Manufacturing Facility, Dalton Corporation, Stryker Machining Facility.

(2) Unless otherwise specified, capitalized terms and phrases used herein have the meanings assigned to them in the Plan. The rules of interpretation set forth in Article I.A of the Plan shall apply to these Findings of Fact, Conclusions of Law and Order (this "Confirmation Order"). In accordance with
    Section III.B of this Confirmation Order, if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

of Diane Streany of Bankruptcy Services, L.L.C. ("BSI"), the Certification of Jane Sullivan of Innisfree M&A, Inc. ("Innisfree") certifying (i) procedures for distribution of solicitation materials and (ii) tabulation of the Ballots received for the Plan, and the Supplemental Affidavit of Diane Streany relating to the Class 11 Mutual Release (collectively, the "Voting Affidavits") having been filed with this Court on August 5, 2003 and September 15, 2003; the Debtors' Amended Prepackaged Joint Plan of Reorganization of ACP Holding Company, NFC Castings, Inc., Neenah Foundry Company and Certain of its Subsidiaries Under Chapter 11 of the Bankruptcy Code (the "Plan") having been filed with this Court on September 17, 2003; the Plan Supplement (the "Plan Supplement") having been filed with this Court on September 17, 2003; the Debtors' Notice of Disclosure of Identities and Affiliations of Officers and Directors of the Reorganized Debtors having been filed with this Court on September 16, 2003 and the Debtors' Amended Notice of Disclosure of Identities and Affiliations of Officers and Directors of the Reorganized Debtors having been filed with this Court on September 22, 2003 (collectively, the "Notice"); this Court, upon motion of the Debtors, having entered an order (the
"Scheduling Order") setting September 19, 2003 at 3:00 p.m. prevailing Eastern Time and the hearing having been continued to September 25, 2003 at 4:30 p.m. prevailing Eastern Time by the Court as the date and time of a hearing pursuant to Rules 3017 and 3018 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and sections 1126 and 1128 of the Bankruptcy Code to consider the adequacy of the Disclosure Statement and Confirmation of the Plan (the "Confirmation Hearing"); this Court having reviewed the Plan, the Disclosure Statement, the documents comprising the Plan Supplement, the Debtors' Memorandum in Support of Confirmation of Amended Prepackaged Joint
Plan of Reorganization of ACP Holding Company, NFC Castings, Inc., Neenah Foundry Company and Certain of its Subsidiaries Under Chapter 11 of the United States Bankruptcy Code filed on September 17, 2003 (the "Confirmation Memorandum"), and the Declaration of William M. Barrett in Support of the Amended Prepackaged Joint Plan of Reorganization of ACP Holding Company, NFC Castings, Inc., Neenah Foundry Company and Certain of its Subsidiaries Under Chapter 11 of the Bankruptcy Code filed on September 17, 2003; this Court having heard the statements of counsel in support of and in opposition to Confirmation at the Confirmation Hearing; this Court having considered all testimony presented and evidence admitted by affidavits or otherwise at the Confirmation Hearing; this Court having taken judicial notice of the papers and pleadings on file in the above-captioned Chapter 11 Cases; and it appearing to this Court that (a) notice of the Confirmation Hearing and the opportunity of any party in interest to object to Confirmation were adequate and appropriate as to all parties to be affected by the Plan and the transactions contemplated thereby, and (b) the legal and factual bases set forth in the Confirmation Memorandum and presented at the Confirmation Hearing establish just cause for the relief granted herein; this Court hereby makes and issues the following Findings of Fact, Conclusions of Law and Orders:(3)

                              1. FINDINGS OF FACT

A. Jurisdiction And Venue.

      On the Petition Date, the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue in the District of Delaware was proper as of the Petition Date and continues to be proper.

-----------------------
(3) This Confirmation Order constitutes this Court's findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable by Bankruptcy Rules 7052 and 9014. Any and all findings of fact shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law shall constitute conclusions of law even if they are stated as findings of fact.

B.  Compliance With The Requirements Of Section 1129 Of The Bankruptcy Code.

    1. Section 1129(a)(1) -- Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.

        The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including, without limitation, sections 1122 and 1123. Pursuant to sections 1122(a) and 1123(a)(1)

of the Bankruptcy Code, Article III of the Plan designates Classes of Claims and

Interests, other than Administrative Claims and Priority Tax Claims. As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other

Claims or Interests within that Class.

        Pursuant to sections 1123(a)(2) and (3) of the Bankruptcy Code, Article

III of the Plan identifies all Claims and Interests that are not Impaired and specifies the treatment of all Claims and Interests that are Impaired. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan also provides the same treatment for each Claim or Interest within a particular

Class.

        Pursuant to section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate means for the Plan's implementation. The Debtors will have, immediately upon the effectiveness of the Plan, sufficient Cash available to make all payments required to be made on the Effective Date pursuant to the terms of the

Plan. Moreover, Article IV and various other provisions of the Plan specifically provide adequate means for the Plan's implementation, including, without limitation: (a) the revesting of the Debtors' property in the Reorganized

Debtors; (b) an adequate amount of Cash on hand or available as a condition to the occurrence of the Effective Date; (c) the advance of borrowings under the

New Credit Facility; (d) the issuance
of the Second Secured Notes, Rights, New Subordinated Notes, New ACP Common Stock and Warrants; and (e) the amendment of the Debtors' certificates of incorporation.

         Article IV.B of the Plan provides that the Reorganized Debtors will amend their respective certificates of incorporation to, among other things: (i) prohibit the issuance of nonvoting equity securities; (ii) authorize the issuance of New ACP Common Stock, in an amount not less than the amounts necessary to permit the Distribution thereof required or contemplated by the Plan and the issuance thereof upon exercise to the Warrants distributed pursuant to the Plan; and (iii) provide, as to the classes of securities possessing voting power, an appropriate distribution of such power among such classes all in compliance with section 1123 of the Bankruptcy Code.

         Pursuant to Article IV.B(2) of the Plan, the existing officers of the Debtors (as identified on pp. 25 and 26 of the Disclosure Statement) will continue to serve in such capacity for the Reorganized Debtors after the Effective Date.

         Article IV.B(3) of the Plan further provides the manner in which the directors of the Reorganized Debtors were selected in compliance with section 1123(a)(7) of the Bankruptcy Code. Pursuant to Article IV.B(2) of the Plan, the Debtors have disclosed in the Notice filed with the Court the individuals selected as the initial directors of the Reorganized Debtors.

         The Debtors' disclosures in the Plan, the Disclosure Statement, and the Notice concerning the selection of officers and directors for the Reorganized Debtors satisfy sections 1123(a)(7) and 1129(a)(5) of the Bankruptcy Code.

     2. Section 1129(a)(2) -- Compliance Of The Debtors With Applicable Provision Of The Bankruptcy Code.

         The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including without limitation, sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018 and 3019. The Debtors solicited acceptances pursuant to section 1126(b) of the Bankruptcy Code. On July 2, 2003, BSI and Innisfree, on behalf of the Debtors, distributed copies of the Plan and Disclosure Statement, and an appropriate ballot with which to vote, to all Holders of Impaired Claims other than those deemed to reject the Plan. The Disclosure Statement provides extensive information regarding, among other things, (i) the Plan, (ii) events preceding the commencement of these Chapter 11 Cases, (iii) Claims asserted against the Debtors' estates, (iv) securities to be issued under the Plan, (v) risk factors affecting the Plan, (vi) a liquidation analysis setting forth the estimated return that creditors would receive in a chapter 7 proceeding, (vii) financial information and valuations that would be relevant to creditors' determinations of whether to accept or reject the Plan, (viii) securities law, and (ix) federal tax law consequences of the Plan.

         Thus, the solicitation of acceptance or rejection of Plan was, (i) in compliance with all applicable nonbankruptcy laws, rules, and regulations governing the adequacy of disclosure in connection with such solicitation, and
(ii) solicited after disclosure to Holders of Claims and Interests of adequate information as defined in section 1125(a) of the Bankruptcy Code.

         The Debtors, their directors, officers, employees, agents, affiliates and Professionals (acting in such capacity) have acted in "good faith," within the meaning of section 1125(c) of the Bankruptcy Code.

   3.    Section 1129(a)(3) -- Proposal Of Plan In Good Faith.

         The Debtors proposed the Plan in good faith and not by any means forbidden by law. Consistent with the overriding purpose of chapter 11 of the Bankruptcy Code, the Plan is designed to allow the Debtors to reorganize by providing them with a capital structure that will enable them to satisfy their obligations with sufficient liquidity and capital resources to conduct their business. Moreover, the Plan itself, and the process leading to its formulation, provide independent evidence of the Debtors' good faith.

   4. Section 1129(a)(4) -- Bankruptcy Court Approval Of Certain Payments As Reasonable.

         Pursuant to section 1129(a)(4) of the Bankruptcy Code, any payment made or promised by the Debtors or by any person issuing securities or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been, or will be before payment, disclosed to this Court. Any such payment made before Confirmation is reasonable. Any such payment to be fixed after Confirmation is subject to the approval of this Court as reasonable.

   5. Section 1129(a)(5) -- Disclosure Of Identity And Affiliations Of Proposed Management, Compensation Of Insiders And Consistency Of Management Proposals With The Interest Of Creditors And Public Policy.

         Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors have disclosed, in the Notice, the identity and affiliations of the proposed directors and officers of the Reorganized Debtors, as well as compensation of insiders, if any, who will be employed or retained by the Reorganized Debtors. The appointment or continuance of the proposed directors and officers is consistent with the interests of the Holders of Claims and Interests and public policy.

   6.    Section 1129(a)(6) -- Approval of Rate Changes.

         The Debtors' current business does not involve the establishment of rates over which any regulatory commission has or will have jurisdiction after Confirmation.

    7. Section 1129(a)(7) -- Best Interests Of Creditors And Equity Interest Holders.

         With respect to each Impaired Class of Claims or Interests of the Debtors, each Holder of a Claim or Interest in such Class has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

    8.   Section 1129(a)(8) -- Acceptance Of The Plan By Each Impaired Class.

         Pursuant to sections 1126 and 1129(a)(8) of the Bankruptcy Code, (a) as indicated in Article III of the Plan Classes 1, 2, 5, 9 and 10 are unimpaired, and (b) as indicated in the Voting Affidavits, every Impaired Class that was entitled to vote voted overwhelmingly in favor of the Plan (Classes 3, 4 and 6). Because the Plan provides that the Holders of Claims in Classes 7, 8 and 11 will not receive or retain any property on account of such Claims, Classes 7 and 8 and 11 are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code. Notwithstanding the deemed rejection of the Plan by Classes 7, 8 and 11, the Plan is confirmable because it satisfies section 1129(b)(1) of the Bankruptcy Code with respect to those Classes. The Plan does not discriminate unfairly and is fair and equitable with respect to Classes 7, 8 and
11. There is no Holder of a Claim or Interest junior to Classes 7, 8 and 11 who will receive or retain any property under the Plan on account of such junior Claim or Interest.

    9. Section 1129(a)(9) -- Treatment Of Claims Entitled To Priority Pursuant To Section 507(a) Of The Bankruptcy Code.

         The Plan provides for treatment of Administrative Claims, Priority Tax Claims and Claims entitled to priority pursuant to sections 507(a)(3)-(6) of the Bankruptcy Code in the manner required by section 1129(a)(9) of the Bankruptcy Code.

         10. Section 1129(a)(10) -- Acceptance By At Least One Impaired Class.

         As required by section 1129(a)(10) of the Bankruptcy Code and as indicated in the Voting Affidavits, at least one Class of Claims or Interests that is Impaired under the Plan for each Debtor has accepted the Plan, excluding votes cast by insiders.

         11. Section 1129(a)(11) -- Feasibility Of The Plan.

         Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors, the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan, and the Plan complies with section 1129(a)(11) of the Bankruptcy Code.

         12. Section 1129(a)(12) -- Payment Of Bankruptcy Fees.

         In accordance with section 1129(a)(12) of the Bankruptcy Code, Article X.E of the Plan provides for the payment of all fees payable under 28 U.S.C.
Section 1930 on or before the Effective Date. The Debtors or Reorganized Debtors have adequate means to pay all such fees.

         13. Section 1129(a)(13) -- Retiree Benefits.

         In accordance with section 1129(a)(13) of the Bankruptcy Code, Article VII.D of the Plan provides for the continuation after the Effective Date of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, at any time prior to Confirmation, for the duration of the period the Debtors have obligated themselves to provide such benefits. Provided, however, that the treatment of retirement benefits relating to plans under Title IV of ERISA are addressed exclusively in Section III.C(2) of this Confirmation Order.

         14. Treatment of Unimpaired Claims.

         The provisions of the Plan with respect to the Holders of unimpaired Claims are fair and appropriate, and the Plan does not require the Holders of unimpaired Claims to file proofs of claim with this Court.

         15. Satisfaction Of Conditions To Confirmation.

         Except as otherwise provided herein, each of the conditions precedent to the entry of this Confirmation Order, as set forth in Article VIII of the Plan, has been satisfied or waived in accordance with the Plan.

                             II. CONCLUSIONS OF LAW

A. Jurisdiction And Venue.

         This Court has jurisdiction over this matter pursuant to 28 U.S.C. Sections 157(a) and 1334. This is a core proceeding pursuant to 28 U.S.C.
Section 157(b)(2). The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue in the District of Delaware was proper as of the Petition Date and continues to be proper under 28 U.S.C. Section 1408.

B. Exemptions From Taxation.

         Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under a plan confirmed under section 1129 of the Bankruptcy Code, may not be taxed under any law imposing a stamp tax or similar tax.

C. Compliance With Section 1129 Of The Bankruptcy Code.

         As set forth in Section 1.B of this Confirmation Order, the Plan complies in all respects with the applicable requirements of section 1129 of the Bankruptcy Code.

D. Solicitation Procedures and Disclosure Statement.

         In their solicitation of votes confirming or rejecting the Plan, the Debtors complied in every respect with section 1126(b) of the Bankruptcy Code. The Disclosure Statement contains "adequate Information" as required under section 1125 of the Bankruptcy Code.

E. Releases.

         Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a):(1) the settlements, compromises, releases, discharges, exculpations, and injunctions set forth in the Plan and implemented by this Confirmation Order shall be, and hereby are, approved as fair, equitable, reasonable and in the best interests of the Debtors, the Reorganized Debtors and their Estates, and the Holders of Claims and Interests; (2) the settlement or compromise of all claims or controversies set forth in the Plan relating to the termination of all contractual, legal and equitable subordination rights that any Holder of a Claim or Interest (with the exception of the Holders of Pass-Through Claims and Interests, which shall not be discharged) may have with respect to any Allowed Claim or Interest, or any Distribution to be made pursuant to the Plan on account of such Allowed Claim or Interest, is in the best interests of the Debtors, their Estates, and the Holders of Claims and Interests, and shall be, and hereby is, approved as fair, equitable and reasonable

         All settlements and compromises of claims and Causes of Action against non-Debtor entities embodied in the Plan are approved herein as fair, equitable, reasonable and in the best interests of the Debtors, the Reorganized Debtors and their Estates, and the Holders of Claims and Interests, and shall be and hereby are, effective and binding on each Holder of an Existing Credit Facility Claim, a PIK Note Claim, or an Existing Subordinated Note Claim that voted to accept the Plan and did not affirmatively reject the Mutual Releases on its Ballot and each Holder of ACP interests that has affirmatively agreed to participate in the Mutual Releases. See St. Paul Fire & Marine Ins. Co. v. Pepsico, Inc., 884 F.2d 688, 700-01 (2d Cir. 1989).

F. Agreements And Other Documents.

         The Debtors have disclosed all material facts regarding: (i) the amendment of the certificates of incorporation, or similar constituent documents; (ii) the selection of directors and officers for the Reorganized Debtors; (iii) the New Credit Facility; (iv) the Distribution of Cash; (v) the Distribution of New Subordinated Notes; (vi) the Distribution of New ACP Common Stock; (vii) the issuance of the Second Secured Notes and Warrants; New Subordinated Notes, New ACP Common Stock and Warrants; (viii) the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, incentive equity plans, severance and change of control plans, retirement income plans, welfare benefit plans and other employee plans and related agreements; (ix) the adoption, execution and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Reorganized Debtors; and (x) the adoption, execution and delivery of all contracts, leases, instruments, releases, indentures and other agreements related to any of the foregoing. Pursuant to section 303 of the Delaware General Corporation Law and any comparable provision of the business corporation laws of any other state, as applicable, no action of the directors or stockholders of the Reorganized Debtors will be required to authorize them to engage in any of the activities set forth in the preceding sentence or as otherwise contemplated by the Plan or in furtherance thereof and such activities shall be, and hereby are, deemed to have occurred and be effective as provided in the Plan and such activities shall be, and hereby are, authorized and approved in all respects.

                                   III. ORDER

A. Approval of Disclosure Statement and Solicitation Procedures.

         The Disclosure Statement contains adequate information as defined in section 1125(a) of the Bankruptcy Code and is hereby approved. The Debtors' solicitation of acceptances pursuant to section 1126(b) of the Bankruptcy Code is hereby approved.

B. Confirmation Of The Plan.

         The Plan and each of its provisions shall be, and hereby are, confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code; provided, however, that if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. All objectives and responses to, and statements and comments regarding, the Plan, to the extent not already withdrawn, shall be, and hereby are, overruled.

C. Effects Of Confirmation.

      1. Executory Contracts and Unexpired Leases.

         Article VII of the Plan is hereby approved.

         Except as otherwise provided in the Plan or the Management Compensation Plans, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees, and non-employee directors or members of the boards of directors, including, without limitation, all savings plans, retirement plans (other than Title IV Plans, as defined herein), healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Provided, however, that Title IV Plans are not, and shall not be treated as, executory contracts. Notwithstanding anything in the Plan or in this Confirmation Order, Title IV Plans shall be dealt with exclusively in the manner described in section III.C(2) of this Confirmation Order.

         All directors' and officers' liability insurance policies maintained by the Debtors are assumed, and such assumptions are hereby approved pursuant to section 365(a) of the Bankruptcy Code. The Reorganized Debtors shall maintain for a period of not less than six years from the Effective Date coverage for the individuals concerned, as of the Commencement Date, by such policies at levels and on terms no less favorable to such individuals than the terms and levels provided for under the policies assumed pursuant to the Plan.

         2. Treatment of Title IV Plans

         The Debtors are contributing sponsors (as defined in 29 U.S.C. section 1301(a)(13)) or controlled group members (as defined in 29 U.S.C. section 1301(a)(14)(A)) of contributing sponsors of defined benefit pension plans covered by the pension plan termination insurance program established by Title IV of ERISA ("Title IV Plans"). Notwithstanding any provisions of the Plan or Disclosure Statement or in this Confirmation Order, or in any proceeding within the Chapter 11 Cases, after the Effective Date, one or more of the Reorganized Debtors will continue to be a contributing sponsor or a controlled group member of a contributing sponsor of all Title IV Plans. The Reorganized Debtors shall fund the Title IV Plans in accordance with the minimum financing standards under ERISA, 29 U.S.C. section 1082, pay all required insurance premiums to the Pension Benefit Guaranty Corporation ("PBGC"), 29 U.S.C. 1307, and comply with all other applicable statutory and regulatory requirements with respect to the Title IV Plans.

         Notwithstanding any provisions of the Disclosure Statement, the Plan (including Section 111(A)(2)), this Confirmation Order, or any proceeding within the Chapter 11 Cases, no liability to or claim against the Debtors regarding any of the Title IV Plans, including any liability to or claim of the Title IV Plans, PBGC or any other entity, shall be deemed consolidated for any purpose.

         Notwithstanding any provisions of the Plan or Disclosure Statement, this Confirmation Order, or any proceeding within the Chapter 11 Cases, nothing shall discharge, release, enjoin, or exculpate the Debtors, Reorganized Debtors, or any other party in any capacity, from any liability to, claim of, or cause of action by any of the Title IV Plans, PBGC, or any other entity with respect to the Title IV Plans.

     3.  Federal Government Rights and Claims.

         Notwithstanding this bankruptcy proceeding, including any provisions of the Plan or this Confirmation Order, all rights and Claims of the United States shall not be discharged, impaired or adversely affected by these Chapter 11 Cases. The liabilities due to the United States shall be calculated and paid and/or determined and compiled with as if these Chapter 11 Cases had not been commenced. The Claims of the United States shall be calculated and determined administratively or in judicial forums in the manner in which such liabilities would have been resolved had these Chapter 11 Cases not been commenced.

D.   Matters Relating To Implementation Of The Plan.

     1.  Immediate Effectiveness; Successors And Assigns.

         Immediately upon the entry of this Confirmation Order, the terms of the Plan shall be, and hereby are, deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the Holders of such Claims or Interests accepted or are deemed to have accepted the Plan), and the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.

         2. Continued Corporate Existence; Vesting Of Assets.

         After the Effective Date, the Reorganized Debtors shall continue to exist in accordance with the applicable laws in the respective jurisdictions in which they are incorporated or were otherwise organized and pursuant to their respective certificate of incorporation, and bylaws in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws are amended under the Plan. Except as otherwise provided in the Plan, on or after the Effective Date, all property of the Estates, including all claims, rights and Causes of Action and any property acquired by the Debtors or the Reorganized Debtors under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all claims, liens, charges, other encumbrances, and interests except with respect to any Claims, liens, charges, or other encumbrances and Interests held by Holders of Pass-Through Claims and Interests under the Plan. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and compromise or settle any claims or Causes of Action without Supervision of or approval by this Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or by this Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services without application to this Court.

         3. Cancellation of Notes and Interests.

         On the Effective Date, subject to treatment of such Claims in accordance with the Plan(a) all notes, instruments, certificates, and other documents of the Debtors evidencing the Existing Credit Facility Claims, PIK Note Claims, Existing Subordinated Note Claims, NFC Note Claims and ACP Note Claims, (b) the Existing Subordinated Notes, (c) the PIK Note, (d) the ACP Notes, (e) the NFC Note and (f) all ACP Interests shall be cancelled, and the obligations of the Debtors thereunder shall be discharged. On the Effective Date, except to the extent provided otherwise in the Plan, any Indenture relating to any of the foregoing, including, without limitation, the Existing Subordinated Notes Indentures, shall be deemed to be cancelled, and the obligations of the Debtors thereunder shall be discharged; provided, however, that the Existing Subordinated Notes Indentures shall continue in effect solely for the purpose of allowing the Disbursing Agent, the Note Trustee, its agent, or its servicer to make Distributions on account of the Existing Subordinated Note Claims pursuant to the Plan.

     4.  Issuance Of New Securities And Execution Of Documents.

         The Reorganized Debtors are hereby authorized and directed to issue and deliver all securities to be issued in accordance with the Plan on or prior to the Effective Date, including, but not limited to, the Second Secured Notes, Rights, New Subordinated Notes, the New ACP Common Stock and Warrants, each of which shall be issued or Distributed as referenced in the Plan. The Reorganized Debtors are hereby authorized and directed to cause the New ACP Common Stock and Warrants that Neenah will Distribute (i) pursuant to the Plan in exchange for the Existing Subordinated Notes, (ii) pursuant to the Rights Offering, or (iii) to Management under the Management Equity Incentive Plan, as applicable, to be contributed by ACP to NFC, and by NFC to Neenah, immediately before such Distributions.

         The Reorganized Debtors are hereby authorized and directed to execute and deliver such other agreements, documents and instruments as are required to be executed in accordance with the terms of the Plan or as may otherwise be necessary to give effect to the transactions, including the Distributions contemplated by the Plan.

         The Reorganized Debtors are hereby authorized and directed to execute and deliver and perform their respective obligations under the agreements, documents, and instruments necessary to give effect to the New Credit Facility contemplated by the Plan and the commitment letter dated June 1, 2003 from Fleet Capital (the "Fleet Capital Commitment Letter") filed with the Plan Supplement.

         The Reorganized Debtors shall implement as of the Effective Date and are hereby authorized and directed to execute and deliver and perform their respective obligations under the agreements, documents and instruments necessary to give effect to the Management Compensation Plans, including the employment agreements (as described in Article IV.L(1) of the Plan), Severance Plans, Change of Control Agreements, Annual Incentive Plan, Management Equity Incentive Plan, compensation review (as described in Article IV.L(6) of the Plan), and additional management compensation plans (as described in Article IV.L(7) of the Plan), forms of which were filed with the Plan Supplement and each of which are hereby approved in all respects.

         5. Transactions Required by the Plan

         The Reorganized Debtors are hereby authorized and directed to take any and all actions necessary or appropriate to implement the transactions required by the Plan, each of which shall be implemented in accordance with Article IV of the Plan and with the section of the Disclosure Statement title "Transactions Required by the Plan."

         The Reorganized Debtors are hereby authorized and directed to enter into all agreements and other instruments contemplated by or to be entered into pursuant to the Plan without need for further action by the Reorganized Debtors' directors or shareholders or otherwise.

         In accordance with Section 1142 of the Bankruptcy Code, the Reorganized Debtors are authorized, empowered and directed to execute, deliver, acknowledge, adopt, ratify, certify, file and record any document and to take any other action necessary or appropriate to implement, consummate and otherwise give effect to the Plan in accordance with its terms in all material respects, whereupon such documents, agreements and instruments shall be legal, valid and binding obligations of the parties thereto and enforceable in accordance with their terms except as enforceability may be affected by bankruptcy, insolvency, or other laws of general application affecting the rights of creditors generally.

     6.   CORPORATE GOVERNANCE, CORPORATE ACTION AND DIRECTORS AND OFFICERS.

          a.   CERTIFICATES OF INCORPORATION.

          The certificates of incorporation of the Debtors shall be amended as soon as practicable and as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, and shall, among other things: (a) authorize the issuance of the New ACP Common Stock, in an amount not less than the amounts necessary to permit the Distributions thereof required or contemplated by the Plan and the issuance thereof upon exercise of the Warrants distributed pursuant to the Plan and (b) provide for the inclusion of a provision prohibiting the issuance of non-voting equity securities, and providing, as to the classes of securities possessing voting power, an appropriate distribution of such power among such classes. After the Effective Date, the Reorganized Debtors may amend and restate their respective certificates of incorporation and bylaws as permitted by applicable law.

          b.   CORPORATE ACTION.

          The adoption of any required New Certificates of Incorporation, the selection of members of the boards of directors and corporate officers for the Reorganized Debtors, the New Credit Facility, the Rights Offering, the issuance of Plan Securities, the Management Compensation Plans and all other actions contemplated by the Plan, to take effect on the Effective Date, are hereby approved. All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect without any requirement of further action by the security holders or the boards of directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers and boards of directors of the Reorganized Debtors are authorized to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of or on behalf of the Reorganized Debtors.

     c.   DIRECTORS AND OFFICERS OF THE REORGANIZED DEBTORS.

     The classification, selection, and composition of the boards of directors are and shall be consistent with each Reorganized Debtor's amended certificate of incorporation. Each director or officer shall serve from the after the Effective Date pursuant to the terms of each Reorganized Debtor's certificate of incorporation, other constituent documents, the applicable state corporation law and in accordance with the terms of the Shareholders Agreement.

     d.   AUTHORIZATION.

     The Debtors and the Reorganized Debtors and their respective directors, officers, members, agents, and attorneys, are authorized and empowered to issue, execute, deliver, file, or record any agreement, document, or security, including, without limitation, the documents contained in the Plan Supplement, as modified, amended, and supplemented, in substantially the form included therein, and to take any action necessary or appropriate to implement, effectuate, and consummate the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, including any release, amendment, or restatement of any bylaws, certificates of incorporation, or other organization documents of the Debtors, whether or not specifically referred to in the Plan or the Plan Supplement, without further order of the Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

          e.   PLAN SUPPLEMENT.

          The documents contained in the Plan Supplement and any amendments, modifications, and supplements thereto, and all documents and agreements introduced into evidence by the Debtors at the Confirmation Hearing (including all exhibits and attachments thereto and documents referred to therein), and the execution, delivery, and performance thereof by the Reorganized Debtors, is authorized and approved. Without need for further order or authorization of the Bankruptcy Court, the Debtors and Reorganized Debtors are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan Supplement that do not materially modify the terms of such documents and are consistent with the Plan.

     7.   SOURCES OF CASH FOR PLAN DISTRIBUTION.

          (a) Except as otherwise provided by the Plan or the Confirmation order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, borrowings under the New Credit Facility and the issuance by Neenah of the Second Secured Notes.

          (b) The Fleet Capital Commitment Letter is hereby approved substantially in the form as contained in the Plan Supplement.

     8.   DISTRIBUTIONS.

          Article V of the Plan is hereby approved.

          The Existing Credit Facility Claims, PIK Note Claims and the Existing Subordinated Note Claims are deemed Allowed.

          The Reorganized Debtors or the Disbursing Agent shall make all Distributions required to be distributed under the Plan. However, Distributions on account of Existing Subordinated Note Claims shall be made to the Notes Trustee acting as agent for Neenah. The

Reorganized Debtors may employ or contract with other Entities to assist in or make the Distributions required by the Plan.

     Unless otherwise specifically provided for in the Plan or in this Confirmation Order, or required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on any Claims other than Priority Tax Claims, Non-Tax Priority Claims, Existing Credit Facility Claims, and PIK Note Claims, and no Holder of any other Claim shall be entitled to interest accruing on or after the Commencement Date on any such Claim.

     As a condition precedent to receiving any Distribution pursuant to the Plan on account of an Allowed Existing Subordinated Note Claim or PIK Note Claim, each Holder of a certificated note or instrument representing such Claim shall tender the Existing Subordinated Notes of PIK Note, as applicable, to the Notes Trustee or the Reorganized Debtors, as applicable, unless waived in writing by the Notes Trustee or the Reorganized Debtors, pursuant to the notice provisions contained in Article X.G of the Plan. Distributions will be made to Holders of Allowed Existing Subordinated Note Claims and PIK Note Claims who surrender such instruments or securities, irrespective of the fact that such Holders may be different from the Holders on the Record Date entitled to vote to accept or reject the Plan. It is a condition precedent to the Holders of Existing Subordinated Note Claims receiving any Distribution pursuant to the Plan that the Existing Subordinated Notes shall have been received by the Notes Trustee as agent of Neemah or irrevocably electronically tendered. Any Plan Securities, including any New Subordinated Notes, New ACP Common Stock, Rights, Second Secured Notes or Warrants to be distributed pursuant to the Plan on account of any such Claims shall, pending such surrender, be treated as a undeliverable Distribution pursuant to Article V.F of the Plan.

     Any Holder of a certificated note or instrument evidencing an Existing Subordinated Note Claims or PIK Note Claims that fails to surrender or is deemed to have failed to surrender the applicable Existing Subordinated Notes or PIK Note required to be tendered hereunder within one (1) year after the Effective Date shall have its Claim and its Distribution pursuant to the Plan on account of such Existing Subordinated Notes or PIK Note discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their property. In such cases, Cash or Plan Securities held for Distribution on account of such Claim shall be disposed of pursuant to Article V.F of the Plan.

     9. EXEMPTIONS FROM TRANSFER TAXES.

     Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under the Plan may not be taxed under any law imposing a stamp tax or similar tax.

     10. RESOLUTION OF DISPUTED CLAIMS AND INTEREST.

     Article VI of the Plan is hereby approved. Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be required to File a proof of claim or proof of interest, and no parties shall File a proof of claim or proof of interest. Instead, except as otherwise provided in the Plan, the Debtors shall make Distributions in accordance with the books and records of the Debtors.

     The Notes Trustee is hereby deemed to File a proof of claim on behalf of Holders of Existing Subordinated Note Claims and such Claim is deemed Allowed. Accordingly, any proof of claim Filed by the direct, indirect, or beneficial Holder of an Existing Subordinated Note is disallowed as duplicative of the Claim of the Note Trustee.

11.  RELEASE, INJUNCTIVE AND RELATED PROVISIONS.

     a.  INJUNCTION.

     Except as otherwise provided in the Plan, all Entities or persons that have held, hold or may hold Claims against or Interests in the Debtors, other than Pass-Through Claims and Interests, are as of the Effective Date, permanently enjoined from taking any of the following actions against any of the Debtors, their Estates, the Reorganized Debtors or any of their property on account of any Claims or causes of action arising from events occurring prior to the Effective Date; (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or other; (iii) creating, perfecting, or enforcing any lien or encumbrance; (iv) asserting a set-off of any kind against any debt, liability or obligation due to the Debtors; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights pursuant to and consistent with the terms of the Plan.

     Except for the Pass-Through Claims and Interests, by accepting Distributions pursuant to the Plan, each Holder of an Allowed Claim or Interest will be deemed to have specifically consented to the Injunction set forth in
Article IX.B of the Plan.

     b.  RELEASES.

     (i) RELEASES BY THE DEBTORS. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and the Reorganized Debtors in their individual capacities and as Debtors-in-Possession, shall forever release, waive and discharge all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or the Reorganized

Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder) whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to (i) the Debtors, (ii) the Reorganized Debtors, (iii) the parties released pursuant to Article IX.C of the Plan, (iv) the Offering Memorandum, (v) any act taken or omitted to be taken on or after the Commencement Date, (vi) the Disclosure Statement, the Plan, and the documents necessary to effectuate the Plan, (vii) the solicitation of acceptances and rejections of the Plan, (viii) the solicitation of the Mutual Releases, (ix) the Chapter 11 Cases, (x) the Rights Offering,
(xi) the exercise of rights or fulfillment of obligations under the Standby Commitment Agreements, (xii) the administration of the Plan, (xiii) the property to be Distributed under the Plan, or (xiv) any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or the Chapter 11 Cases, and that could have been asserted by or on behalf of the Debtors, their Estates or the Reorganized Debtors, against each of (i) the current directors, officers and employees of the Debtors (other than for money borrowed from or owed to the Debtors or their Subsidiaries by any such directors, officers or employees as set forth in the Debtors' books and records) and the Debtors' agents, and Professionals; (ii) the Senior
Secured Lenders other than any such party that has affirmatively rejected the Mutual Releases on its Ballot; (iii) CVC and each other Holder of PIK Note other than any such party that has affirmatively rejected the Mutual Releases on its Ballot; (iv) the Noteholders other than any such party that has affirmatively rejected the Mutual Releases on its Ballot; (v) the ACP Interest Holders other than any party who has not affirmatively agreed to participate in the Mutual Releases; (vi) the Standby Purchasers who are not Noteholders and who have agreed in writing to mutual releases, the terms and conditions of which mirror those of the Mutual Releases; and (vii) the respective affiliates and current officers, directors, representatives, employees, agents, members, direct and indirect shareholders, advisors, and professionals of the foregoing; provided, that nothing herein shall release any obligation of the Debtors or Reorganized Debtors to indemnify their current and former directors, officers employees, agents or representatives under their organizational documents, bylaws, employee-indemnification policies, state law, or any other agreement. This release in no way applies to any Causes of Action possessed by the Debtors or Reorganized Debtors against Holders of Pass-Through Claims or Interests. With regard to the releases granted in this section, nothing herein shall apply to any act, omission, transaction, event or other occurrence determined to be the result of gross negligence or willful misconduct as determined by this Court or any other court of competent jurisdiction.

     (ii) Mutual Releases by Holders of Claims and Interests. As of the Effective Date, in exchange for accepting consideration pursuant to the Plan, each Holder of an Existing Credit Facility Claim, a PIK Note Claim or an Existing Subordinated Note Claim that votes to accept the Plan and has not affirmatively rejected the Mutual Releases on its Ballot and each Holder of ACP Interests that has affirmatively agreed to participate in the Mutual Releases shall forever release, waive and discharge all claims, interest, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to (i) the Debtors, (ii) the Reorganized Debtors, (iii) the parties released pursuant to ARTICLE IX C of the Plan, (iv) the Offering Memorandum, (v) any act taken or omitted to be taken on or after the Commencement Date, (vi) the Disclosure Statement, the Plan, and the documents necessary to effectuate the Plan, (vii) the solicitation of acceptances and rejections of the Plan, (viii) the solicitation of the Mutual Releases, (ix) the Chapter 11 Cases, (x) the Rights Offering, (xi) the exercise of rights or fulfillment of obligations under the Standby Commitment Agreements,
(xii) the administration of the Plan, (xiii) the property to be Distributed under the Plan, or (xiv) any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or the Chapter 11 Cases, against each of (i) the Debtors, their Estates and Reorganized Debtors,
(ii) the current directors, officers and employees of the Debtors (other than Claims or Interests unrelated to the Debtors) and the Debtors' agents and Professionals; (iii) the Senior Secured Lenders other than any such party who has affirmatively rejected the Mutual Releases on its Ballot; (iv) CVC and each Holder of PIK Note other than any such party that has affirmatively rejected the Mutual Releases on its Ballot; (v) the Noteholders other than any such party that has affirmatively rejected the Mutual Releases on its Ballot; (vi) the ACP Interest Holders other than any party who has not affirmatively agreed to participate in the Mutual Releases; (vii) the Standby Purchasers who are not Noteholders and who have agreed in writing to mutual releases, the terms and conditions of which mirror those of the Mutual Releases; and (viii) the respective affiliates and current officers, directors, representatives, employees, agents, members, direct and indirect shareholders, advisors, and professionals of the foregoing; provided, that nothing herein shall release: (1) any obligation of the Debtors or Reorganized Debtors to indemnify their current and former directors or officers employees, agents or representatives under their organizational documents, bylaws.

employee-indemnification policies, state law, or any other agreement; or (2) Holders of any Pass-Through Claims or Interests. With regard to the Mutual Releases granted in this section, the Mutual Releases shall not apply to any act, omission, transaction, event or other occurrence determined to be the result of gross negligence or willful misconduct as determined by this Court or any other court of competent jurisdiction.

         c.  EXCULPATION AND LIMITATION OF LIABILITY.

         Neither the Debtors, their Estates, the Reorganized Debtors, the Noteholders, the Standby Purchasers nor any of their respective current officers, directors, shareholders, employees, advisors, attorneys or agents acting in such capacity or their respective affiliates, shall have or incur any liabilities to, or be subject to any right of action by, the Debtors or any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, shareholders, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, (a) the Offering Memorandum, (b) any act taken or omitted to be taken on or after the Commencement Date, (c) the Disclosure Statement, the Plan, and the documents necessary to effectuate the Plan, (d) the solicitation of acceptances and rejections of the Plan, (e) the solicitation of the Mutual Releases, (f) the Chapter 11 Cases, (g) the Rights Offering, (h) the exercise of rights or fulfillment of obligations under the Standby Commitment Agreements, (i) the administration of the Plan, (j) the property to be Distributed under the Plan,
(k) or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or the Chapter 11 Cases, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, that nothing herein shall exculpate the Debtors or the Reorganized Debtors from any obligation to indemnify its current and former directors, officers, employees, agents or representatives under its organizational documents, bylaws, employee-indemnification policies, state law, or any other agreement. With regard to the exculpation and limitation of liability granted in this section, nothing herein shall apply to any act, omission, transaction, event or other occurrence determined to be the result of gross negligence or willful misconduct as determined by this Court or any other court of competent jurisdiction.

         d.       Injunction Related to Releases and Exculpation.

         All Persons and Entities are permanently enjoined from commencing or prosecuting, whether directly, derivatively or otherwise, any Claims, Interests, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan.

         e.       Preservation of Causes of Action.

         The Reorganized Debtors retain all rights on behalf of the Debtors and the Post-Confirmation Estates to commence and pursue any and all Causes of Action (under any theory of law, including, without limitation, the Bankruptcy Code, and in any court or other tribunal including, without limitation, in an adversary proceeding filed in the Debtors' Chapter 11 Cases), to the extent the Reorganized Debtors deem appropriate, other than any Causes of Action against the Released Parties, as all such Causes of Action have been released by the Debtors. Such Causes of Action may include, without limitation, (i) the potential Claims and Causes of Action set forth in the section of the Disclosure Statement titled "Preservation of Causes of Action; Settlement of Causes of Action," (ii) Preference Actions, and (iii) other Causes of Action, including Unknown Causes of Action, as described in Article IX.F of the Plan.

         On the Effective Date, and to the extent not otherwise modified pursuant to the Plan, each Reorganized Debtor shall retain all rights and obligations relating to Intercompany Claims that it may have against any other Reorganized Debtor.

                  f.       Termination of Subordination Rights.

                  The classification and manner of satisfying all Claims and Interest and the respective Distribution and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Interest in each Class in connection with any contractual, legal and equitable subordination right relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. All Persons and Entities are permanently enjoined from enforcing or attempting to enforce any such contractual, legal and equitable subordination right satisfied, compromised and settled in this manner.

         12.      Retention of Jurisdiction

                  Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, this Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible and described in Article XI of the Plan.

E.       Payment of Statutory Fees.

                  All fees payable pursuant to 28 U.S.C. ss. 1930, as determined by this Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

F.       Discharge of Debtors.

                  Pursuant to section 1141(d) of the Bankruptcy Code, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and termination of all Interests. Except for the Pass-Through Claims and Interests, this Court hereby (i) discharges the Debtors from all Claims and other debts that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h), or 502(f) of the Bankruptcy
Code, whether or not (A) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (B) the Holder of a Claim based on such debt has accepted the Plan; and (ii) terminates all Interests and other rights of equity security holders in the Debtors.

                  As of the Confirmation Date, except for the Pass-Through Claims and Interests or as provided in this Confirmation Order, all Persons and Entities shall be precluded from asserting against the Debtors, the Reorganized Debtors, their successors or their property, any other or further claims, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction, or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as otherwise provided in this Confirmation Order, this Confirmation Order constitutes a judicial determination of discharge of all such Claims and other debts and liabilities and rights of equity security holders in the Debtors, pursuant to sections 534 and 1141 of the Bankruptcy Code, and such discharge shall void any judgement obtained against the Debtors at any time to the extent that such judgement related to a discharged Claim or Interest, provided however that Pass-Through Claims or Interests, and any judgement obtained pursuant to such Pass-Through Claims or Interests, shall not be discharged pursuant to sections 524 or 1141 of the Bankruptcy Code.

G.       Substantial Consummation

                  The substantial consummation of the Plan, within the meaning of section 1127 of the Bankruptcy Code, shall be, and hereby is, deemed to have occurred on the Effective Date.

H.       Order Effective Upon Entry

                  This Confirmation Order shall be effective and enforceable upon entry, and shall not be stayed, under Bankruptcy Rule 3020(e) or otherwise, unless otherwise expressly ordered by this Court.

I.       Nonoccurrence of Effective Date

         In the event that the Effective Date does not occur, then (i) the Plan,
(ii) assumption or rejection of executory contracts or unexpired leases pursuant to the Plan, (iii) any document or agreement executed pursuant to the Plan, and
(iv) any actions, releases, waivers, or injunctions authorized by this Confirmation Order or any order in aid of consummation of the Plan shall be deemed null and void. In such event, nothing contained in this Confirmation Order, any order in aid of consummation of the Plan, or the Plan, and no acts taken in preparation for consummation of the Plan, (a) shall be deemed to constitute a waiver or release of any Claims or Equity Interests by or against the Debtors or any other persons or entities, to prejudice in any manner the rights of the Debtors or any person or entity in any further proceedings involving the Debtors or otherwise, or to constitute an admission of any sort by the Debtors or any other persons or entities as to any issue, or (b) shall be construed as a finding of fact or conclusion of law in respect thereof.

J.       Nonseverability

         The provisions of this Confirmation Order are nonseverable and mutually dependent.

K.       Section 1145 Exemption

         The exemption under section 1145 of the Bankruptcy Code shall apply to the New Subordinated Notes, New ACP Common Stock, Rights, Second Secured Notes and Warrants except to the extent that any Holders of such Plan Securities are "underwriters" as that term is defined in section 1145 of the Bankruptcy Code.

L.       Post-Confirmation Notices And Reports.

         1.       Notice of Entry of Effective Date.

                  The Debtors shall be, and hereby are, directed to serve a Notice of Plan Effective Date substantially in the form attached hereto as Exhibit A on (i) the Indenture trustee for the Existing Subordinated Notes;
(ii) the Holders of Existing Credit Facility Claims; (iii) the Holders of PIK Note Claims; (iv) the Holders of ACP Note Claims; (v) the Holders of NFC Note Claims; (vi) the Holders of ACP Equity Interests; (vii) the Internal Revenue Service; (viii) the Securities and Exchange Commission; (ix) the taxing authorities in any jurisdiction where the Debtors transact business; and (x) all parties having requested papers pursuant to Bankruptcy Rule 2002; within three business days of the Effective Date. No other or further notice regarding Confirmation or the Effective Date shall be required.

         2.       Fee Applications.

                  All applications for final allowances of compensation and reimbursement of expenses pursuant to sections 330 and 503(b) of the Bankruptcy Code in connection with the Chapter 11 Cases for the period from the Filing Date through and including the Confirmation date shall be filed with this Court and served upon (i) Pachulski, Stang, Ziehl, Young, Jones & Weintraub, P.C., counsel to the Debtors, 919 North Market Street, 16th Floor, P.O. Box 8705, Wilmington, DE 19899-8705, Attn: Laura Davis Jones, Esq.; (ii) Kirkland & Ellis LLP, counsel to the Debtors, 200 East Randolph Drive, Chicago, IL 60601, Attn:
James W. Kapp III, Esq.; (iii) the Office of the United States Trustee, 844 North King Street, Wilmington, DE, 19801, Attn: David Buchbinder, Esq.; (iv) Weil, Gotshal & Manges LLP, counsel to the Ad Hoc Committee of Bondholders, 767 Fifth Avenue, New York, NY 10153, Attn: Eric L. Schondorf, Esq. and Michael F. Walsh, Esq.; (v) Richards Layton & Finger, counsel to the Ad Hoc Committee of Bondholders, One Rodney Square, P.O. Box 551, Wilmington, DE 19899-0551,

Attn: Mark D. Collins, Esq.; (vi) Morgan, Lewis & Bockius LLP, counsel to the Lenders, 101 Park Avenue, New York, NY 10178-0060, Attn: Kristin C. Wigness, Esq.; and (vii) Klett Rooney Lieber & Schorfing, counsel to the Lenders, 1000 West Street, Suite 1410, P.O. Box 1397, Wilmington, DE, 19899-1397, Attn: Teresa K.D. Currier, Esq. (collectively, the "Notice Parties"), by no later than 4:00 p.m., prevailing Eastern Time, on October 27, 2003. Objections, if any, to such final applications shall be filed with this Court and served upon the parties to whom such objection is directed and the Notice Parties, by no later than 4:00 p.m., prevailing Eastern Time, on or before twenty (20) days from the filing and service of the final fee application. A hearing on all such final applications shall be held on November 25, 2003 at 3:00 p.m. prevailing Eastern Time.

IT IS SO ORDERED.


Wilmington, Delaware
Dated: September 25, 2003



                                           /s/ Peter J. Walsh
                                           ------------------------------
                                           Peter J. Walsh
                                           United States Bankruptcy Judge

                                   EXHIBIT A

                                   EXHIBIT A

                     IN THE UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                                 )  Chapter 11
                                       )
ACP Holding Company, et al.,(1)        )  Case No. 03-12414 (PJW)
                                       )  (Jointly Administered)
                     Debtors.          )

                         NOTICE OF PLAN EFFECTIVE DATE

                               ____________, 2003


         The above-captioned debtors and debtors-in-possession (the "Debtors") hereby submit this Notice of Plan Effective Date (the "Notice").

         1. On August 5, 2003 (the "Petition Date"), the Debtors commenced this action by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors continue to operate their businesses and have continued in possession of their property pursuant to ss. 1107(a) and 1108 of the Bankruptcy Code.

         2.  No trustee or examiner has been appointed in any of these cases.

         3. On September __, 2003, this Court entered its Order Confirming Amended Prepackaged Joint Plan of Reorganization of ACP Holding Company, NFC Castings, Inc.,




____________________

(1) The Debtors consist of the following entities: ACP Holding Company, NFC Castings, Inc., Neenah Foundry Company, Cast Alloys, Inc., Neenah Transport, Inc., Advanced Cast Products, Inc., Gregg Industries, Inc., Mercer Forge Corporation, Doster Foundry, Inc., Dalton Corporation, Belcher Corporation, Peerless Corporation, A&M Specialties, Inc., Dalton Corporation, Warsaw Manufacturing Facility, Dalton Corporation, Ashland Manufacturing Facility, Dalton Corporation, Kendallville Manufacturing Facility, Dalton Corporation, Stryker Machining Facility.

Neenah Foundry Company and Certain of its Subsidiaries Under Chapter 11 of the Bankruptcy Code (Docket No. _______) (the "Plan").

                                     NOTICE

         4. The Debtors hereby notify all creditors and parties in interest that ____________, 2003 shall be the Effective Date for the Debtors' Plan.

Dated: __________, 2003


                           KIRKLAND & ELLIS LLP
                           James H.M. Sprayrogon, P.C.
                           James W. Kapp III
                           200 East Randolph Drive
                           Chicago, IL 60601
                           Telephone: (312) 861-2000
                           Facsimile: (312) 861-2200

                                      and

                           PACHULSKI, STANG, ZIEHL, YOUNG, JONES
                           & WEINTRAUB P.C.


                           ----------------------------------------
                           Laura Davis Jones (Bar No. 2436)
                           James E. O'Neill (Bar No. 4042)
                           Rachel Lowy Werkheiser (Bar No. 3753)
                           919 North Market Street, 16th Floor
                           P.O. Box 8705
                           Wilmington, DE 19899-8705 (Courier 19801)
                           Telephone: (302) 652-4100
                           Facsimile: (302) 652-4400

                           Co-Counsel to the Debtors and
                           Debtors in Possession


                                       2